Exhibit 15.1

June 6, 2012

Lowe’s Companies, Inc.

Mooresville, North Carolina

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal three-month periods ended May 4, 2012 and April 29, 2011, and have issued our report thereon dated June 5, 2012. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 2012, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina